UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2009

API TECHNOLOGIES CORP.

(formerly known as API Nanotronics Corp.)

(Exact Name of registrant as specified in its charter)

Commission File Number: 000-29429

DE	98-0200798
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2300 Yonge Street, Suite 1710, Toronto, Ontario, Canada	M4P 1E4
(Address of principal executive offices)	(zip code)

(416) 593-6543

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Facility

On December 21, 2009, EMCON Emanation Control Ltd. (“EMCON”), a subsidiary of API Technologies Corp. (the “Company” or “API”), entered into a revolving credit facility with Royal Bank of Canada for up to Canadian $1,250,000 (“Credit Facility”). EMCON may borrow in Canadian or United States currency under the Credit Facility. The Credit Facility is payable any time upon demand by RBC and accrues interest at RBC’s announced US prime rate for funds borrowed in US currency, and Canadian prime rate for funds borrowed in Canadian currency, plus in each case, 1.80%. EMCON may borrow and reborrow under the Credit Facility, subject to borrowing limits based on accounts receivable and inventory levels. The Credit Facility is secured by substantially all of the assets of EMCON.

First Amendment to Note and Security Agreement

As previously disclosed on an 8-K filed June 29, 2009, the Company issued $3,650,000 principal amount secured, convertible promissory notes (the “Notes”) to a group of investors. The Notes are secured by the personal property of the Company and its subsidiaries, pursuant to a Security Agreement. Pursuant to a First Amendment to Note and Security Agreements (“First Amendment”) dated December 21, 2009 between the Company and the holders of the Notes, the holders of the Notes agreed that the Company may incur secured debt in connection with any line of credit or other working capital facility, or in connection with any stock or asset acquisition, and any security for such debt may be senior to the security for the Notes. In consideration of the holders of the Notes entering into the First Amendment, the Company agreed to issue warrants to purchase approximately 250,000 shares of the common stock of the Company (the “Warrants”), pro rata among the Note holders, at an exercise price of $1.27 per share. The Warrants expire June 23, 2012.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this current report on Form 8-K under the heading, “Credit Facility” is hereby incorporated by reference into this Item 2.03.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2009	API TECHNOLOGIES CORP.

	By:	/S/ CLAUDIO MANNARINO
Claudio Mannarino
Chief Financial Officer and Vice President of Finance

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